CERTIFICATE OF AMENDMENT TO THE AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION
OF LAMB WESTON HOLDINGS, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Lamb Weston Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation, dated November 8, 2016 (the “Amended and Restated Certificate of Incorporation”), has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by a vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation:

1.Article VIII of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE VIII
LIMITATION OF LIABILITY

To the full extent permitted by the Delaware General Corporation Law and any other applicable law currently or hereafter in effect, no Director or officer of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director or officer of the Corporation. No repeal or modification of this Article VIII will adversely affect the protection of any Director or officer of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director or officer of the Corporation occurring prior to the effectiveness of such repeal or modification.

For purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law as the same exists or hereafter may be amended.”

[Signature page follows]

IN WITNESS WHEREOF, Lamb Weston Holdings, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on September 26, 2024.
LAMB WESTON HOLDINGS, INC.

By: /s/ Thomas P. Werner___________
Name: Thomas P. Werner
Title: President and Chief Executive Officer